AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2002
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                                  VALCOM, INC.
        (Exact name of small business issuer as specified in its charter)

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
               DELAWARE                                  7819                                58-1700840
    (State or other jurisdiction of           (Primary standard industrial      (I.R.S. Employer Identification No.)
    incorporation or organization)            classification code number)

                   -------------------------------------------
                           26030 Avenue Hall, Studio 5
                           Valencia, California 91355
                                 (661) 257-8000
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                   -------------------------------------------
                                Vince Vellardita
                            Chairman, President & CEO
                           26030 Avenue Hall, Studio 5
                           Valencia, California 91355
                                 (661) 257-8000
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                   ------------------------------------------
                        Approximate date of proposed sale
                  to public: As soon as practicable after this
                    registration statement becomes effective.
                   ------------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
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==================================== ================ ======================= ======================== ================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED              REGISTERED        PER SECURITY(1)             PRICE(1)                FEE
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
Common stock, $.001 par value          250,000 (2)           $0.92                   $230,000           $21.16

------------------------------------ ---------------- ----------------------- ------------------------ ----------------
TOTAL                                                                                                   $21.16
------------------------------------ ---------------- ----------------------- ------------------------ ----------------

==================================== ================ ======================= ======================== ================

(1)      Estimated solely for the purpose of determining the registration fee.
(2) Represents shares issued pursuant to a Settlement Agreement with Laurus Master Fund, Ltd.

                           --------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
June _, 2002

                                  VALCOM, INC.
                         250,000 Shares of Common Stock



--------------------------------------------------------------------------------


            This prospectus relates to the resale by the selling stockholder of up to 250,000 shares of our common stock. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Please see the "Selling Stockholder" section in this prospectus for a complete description of the selling stockholder.

            We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder, if any.

            Our common stock is quoted on the Over-the-Counter Bulletin board under the symbol "VACM." On June 5, 2002, the closing price of our common stock was $0.85 per share.





--------------------------------------------------------------------------------


     This investment involves a high degree of risk. See the "Risk Factors" beginning on page__.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

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Section                                                              Page Number

Prospectus Summary..............................................................
Risk Factors....................................................................
Price Range of Common Stock.....................................................
Dividend Policy.................................................................
Selected Financial Data.........................................................
Management's Discussion and
          Analysis of Financial Condition and Results of Operation..............
Business........................................................................
Management......................................................................
Summary Compensation Table......................................................
Security Ownership of Management and Certain Beneficial Owners..................
Description of Capital Stock....................................................
Selling Stockholder.............................................................
Plan of Distribution............................................................
Experts.........................................................................
Legal Matters...................................................................
Index to Financial Statements     ..............................................

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC in accordance with registration rights granted to investors. Under this process, the stockholders named in the "Selling stockholder" section of this prospectus, or in any supplement to this prospectus, may sell the common stock described in this prospectus from time to time. This prospectus provides you with a general description of the common stock. Each time that selling stockholder want to offer common stock and have provided us with a notice in accordance with the terms of their registration rights, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this and any prospectus supplement together with any additional information described under the heading "How to Obtain More Information about ValCom, Inc."

                              PROSPECTUS SUMMARY

                                  ValCom, Inc.
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
Our business......................     We primarily lease sound stages.  Our business includes television production for network and syndication programming, motion pictures, sports, internet and real estate holdings.  In addition to leasing our sound stages, we also have a small library of wholly-owned television content ready for distribution.

Our properties.................        We own six acres of real property and a 120,000 square feet production facility in Valencia, California, which is currently the studio set for "JAG"
                                       produced by Paramount Pictures and "Power Rangers" produced by Saban
                                       Productions.  Our sound stages have been operating at full capacity since
                                       1995.  We also lease an additional three acres and 52,000 square feet production facility that includes two+ full service sound stages, for a total of eight sound stages.

Our clients.........................   Our past and present clients include Warner Brothers, Universal Studios, MGM,
                                       HBO, NBC, 20th Century Fox, Disney, CBS, Sony, Showtime, and the USA
                                       Network.


Our principal offices.........         We maintain executive offices at 26030 Avenue Hall, Studio 5, Valencia
                                       California 91355 and our telephone number is (661) 257-8000.

                                  The Offering


Registration rights...............          This prospectus is part of a registration
                                            statement filed pursuant to a
                                            Settlement Agreement with Laurus
                                            Master Funds, Ltd.
Common stock outstanding before this
       offering...........                  We have 10,284,649 shares of common
                                            stock outstanding prior to this offering.

Common stock offered by the
       selling stockholder.........         250,000 shares of common stock

Common stock outstanding
       after this offering.........         10,284,649.

Use of proceeds....................         We will not receive any proceeds from
                                            the sale of securities by the selling
                                            stockholder.

Risk factors.......................         Investing in these securities
                                            involves a high degree of risk and
                                            immediate. As an investor, you
                                            should be able to bear a complete
                                            loss of your investment. See "Risk
                                            Factors" for a more detailed
                                            discussion.

Forward-looking statements.........         This prospectus contains forward-looking
                                            statements that address, among other
                                            things, our expansion and acquisition
                                            strategy, business development, use of
                                            proceeds, projected capital expenditures,
                                            liquidity, and our development of
                                            additional revenue sources.  The forward-
                                            looking statements are based on our
                                            current expectations and are subject
                                            to risks, uncertainties and assumptions.
                                            We base these forward-looking statements
                                            on information currently available to
                                            us, and we assume no obligation to
                                            update them. Our actual results may differ
                                            materially from the results anticipated in
                                            these forward-looking statements,
                                            due to various factors.

                                  RISK FACTORS

         Investing in our securities will provide you with an equity ownership interest in ValCom, Inc. As one of our shareholders, your investment will be subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities. Additional risks that are not currently known to us or that we deem immaterial may also harm us and the value of your investment. An investment in our securities involves a high degree of risk.

We have a history of net losses and negative cash flow and may not be able to satisfy our cash needs from operations.

         We have experienced negative cash flow. We cannot project with certainty that losses will not continue in the short term as we grow and integrate our businesses, and that losses will not continue in the long term should we be unsuccessful in our business and integration efforts. We cannot know when, if ever, net cash generated by our internal business operations will support our growth and continued operations.

We will need substantial amounts of additional financing.

         We anticipate that we will need substantial amounts of cash for:

o        capital expenditures to build and enhance our business;

o operating expenses relating to our business, expansion and integration efforts;

o        potential acquisitions;

o        debt service requirements; and

o        other general corporate expenditures.

         There is a probability that our cash needs will exceed our cash flows from operating activities through 2002, which means we will have to seek out additional financing. In addition, we may need to revise our business plan to respond to competitive and other factors, so our need for cash may increase.

A reduction in demand for studio facilities could lead to a decrease in revenues.

         Content production in foreign countries such as Canada, as a result of lower production costs and more lenient labor laws in such countries, may reduce the demand for studio facilities in Los Angeles and the United States generally. Such decreased demand could diminish our revenues, threaten our sustained profitability in the future and have a material adverse effect on our business and results of operations.

Our revenues depend on a limited number of film producers.

         Our results of operations in any given period depend to a significant degree upon revenues from a small number of film producers who rent our studios. In addition, only two film producers, Paramount Productions and Saban Productions, are contractually obligated to lease any of our studios. Our failure to rent to a sufficient number of film producers or to increase the number of film producers during a particular period could adversely affect our results of operations.

Advances in technology may create alternate forms of entertainment, which may negatively affect our business.

         The entertainment industry in general, and the motion picture industry in particular, continue to undergo significant changes, primarily due to technological developments. Due to this rapid growth of technology and shifting consumer tastes, we cannot accurately predict the overall effect that such changes may have on the potential revenue from and profitability of feature-length motion pictures and television programming.

Funding for our capital needs is not assured, and we may have to curtail our business if we cannot find adequate funding.

         We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms. As a result, we cannot assure you that we will have adequate capital to implement future expansions and enhancements of our wireless technology, to maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could have an adverse effect on us and on the value of our common stock.

We have a limited history of owning and operating our acquired businesses on a consolidated basis, which could result in ineffective management of these businesses.

         There can be no assurance that we will be able to meet performance expectations or successfully integrate our acquired business on a timely basis without disrupting the quality and reliability of service to our customers or diverting management resources. Our rapid growth has placed and will continue to place a significant strain on management, our financial resources, and on our information, operating and financial systems. If we are unable to manage this growth effectively, it may have an adverse effect on our business, financial condition and results of operations.

Our recent acquisitions of Half Day, Inc. may have an adverse effect on our earnings.

         We recently acquired Half Day Video, Inc. located in Burbank, California. Half Day specializes in supporting the entertainment industry with television and film equipment rentals. Half Day's client list includes The Academy Awards, Emmy Awards, NBC, Entertainment Tonight, MTV, General Hospital and other major entertainment and production companies. If we are unable to effectively integrate these businesses into our existing business, and retain certain key employee expertise in our organization, it may have an adverse effect on our earnings or revenue growth.

The loss of any of our key executives may have a material adverse effect upon our operations.

        Our success is dependent upon the expertise of the key members of our management team, particularly our President, CEO and Chairman, Vince Vellarditas, and Vice President, Ronald Foster. The loss of services from any of these individuals would have a material adverse effect upon our operations. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. If we are unable to hire such personnel on a timely basis, our business, operating results and financial condition could be adversely affected.

Risks Related To This Offering and Our Common Stock

Our commitments to issue additional common stock may adversely affect the market price of our common stock and may impair our ability to raise capital.

         We currently have outstanding commitments in various forms such as warrants, and convertible securities to issue a substantial number of new shares of our common stock. The shares subject to these issuance commitments, to some degree, will be issued in transactions registered with the Securities and Exchange Commission and thus will be freely tradable. In many other instances, these shares are subject to grants of registration rights that, if and when exercised, would result in those shares becoming freely tradable. An increase in the number of shares of our common stock that will become available for sale in the public market may adversely affect the market price of our common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity securities or convertible securities.

We may need additional capital that could dilute the ownership interest of investors.

         We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. We have experienced negative cash flow from operations, and expect to experience significant negative cash flow from operations in the immediate future as we grow, expand and integrate our businesses. The issuance of additional common stock by our management, may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. There will be no proceeds to our company from the sale of shares of common stock in this offering.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock trades on the Over-The-Counter Bulletin Board under the symbol "VACM." Trading of our common stock began in 1983. The following table sets forth the range of high and low bid quotations for our common stock for each quarter of the last two fiscal years, as reported by the OTC BB. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.



                        PERIOD                                        HIGH                  LOW


    Year Ended December 31, 2000:
             First Quarter....................                       $17.00                $0.55
             Second Quarter................                          $ 1.72                $0.47
             Third Quarter..................                         $ 5.80                $0.21
             Fourth Quarter.................                         $21.56                $2.19

    Year Ended September 30, 2001:
             First Quarter....................                       $15.94                $4.06
             Second Quarter................                          $ 7.30                $2.50
             Third Quarter..................                         $ 3.30                $0.70
             Fourth Quarter.................                         $ 0.92                $0.20

    Year Ended September 30, 2002:
             First Quarter....................                       $ 1.99                $0.24
             Second Quarter................                          $ 1.45                $0.32

         In September 2001, we effectuated a 1 for 10 reverse stock split.

         The approximate number of holders of record of our common stock, $.001 par value, as of March 31, 2002, was 3,540.

                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in the our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the our business strategy or an inability to execute its strategy due to unanticipated changes in the industries in which we operates; and (iv) various competitive factors that may prevent the us from competing successfully in the marketplace.

Plan of Operation

         ValCom, Inc. operations at present are comprised of three divisions: 1) Studio Rental, 2) Studio Equipment Rental, and 3) Film and Television Production.

Studio Rental

         We own six improved acres with six sound stages and two additional leased stages in Valencia California doing business as Valencia Entertainment International. Seven of the eight stages are leased under annual contracts to two major production companies. Rental income for the seven stages should remain constant at approximately $2,000,000 annually with cost of living increases. Rental income for the eighth stage increased in August 2001 to $95,000 per month.

Studio Equipment Rental

         In March 2001, we acquired with stock, Half Day Video, Inc. a company which supplies personnel, cameras and other production equipment to various production companies on a short-term basis. As a result of additional equipment purchases and increased activity, from both internal and external sources, it is anticipated that Half Day Video revenue should increase significantly from the prior year.

Film Production

         In March 2001, we entered into an agreement with Woody Fraser Productions to produce various television productions on its behalf. Under the terms of the agreement, we will fund up to $500,000 of annual production development costs. In return, we will retain after costs of production, 75% of the net savings derived from all production. In January 2002, we signed contracts with a Cable Television Network to produce the second season of a television series consisting of 13 episodes. Revenue under this contract during 2002 will be approximately $2,500,000. In addition to retaining 75% of any possible net savings from the productions, Half Day Video will handle a majority of the production rental needs. Additionally, we signed a contract with a different Cable Television Network to produce six (6) episodes of a television series at a contracted amount of approximately $500,000. After costs of production, we will retain 100% of any savings plus a portion of the executive producer fees. Additional productions are in the development process. Revenues will be recognized when all individual programs are available.

Three months ended March 31, 2002 vs. March 31, 2001

         Revenues for the three months ended March 31, 2002 increased by $956,817 or 147.4% from $649,370 for the three months ended March 31, 2001 to $1,606,187 for the same period in 2002. The increase in revenue was principally due to revenues associated with the acquisition of Half Day Video and the joint venture with Woody Fraser, both of which occurred in March 2001.

         Production and development costs for the three months ended March 31, 2002 increased by $183,570 or 92.6% from $198,172 for the three months ended March 31, 2001 to $381,742 for the same period in 2002. The increase in production costs was principally due to the acquisition of Half Day Video and development costs incurred with Woody Fraser Productions.

         Selling and promotion costs for the three months ended March 31, 2002 decreased by $21,174 or 46.8% from $45,202 for the three months ended March 31, 2001 to $24,028 for the same period in 2002. The decrease was due principally to decreases in travel and public relation expenses.

         Depreciation and amortization expense for the three months ended March 31, 2002 increased by $35,849 or 77.0% from $46,579 for the three months ended March 31, 2001 to $82,428 for the same period in 2002. The increase in depreciation and amortization expense is a result of additional assets being depreciated.

         General and administrative expenses for the three months ended March 31, 2002 decreased by $415,442 or 39.1% from $1,063,979 for the three months ended March 31, 2001 to $648,537 for the same period in 2002. The decrease was due principally to decreases in personnel costs, repairs and maintenance and telephone and utility costs.

         Interest expense for the three months ended March 31, 2002 increased by $68,401 or 37.7% from $181,377 for the three months ended March 31, 2001 to $249,778 for the same period in 2002. The increase was due principally to interest associated with the Laurus Fund Loan.

         Due to the factors described above, our net income increased by $1,105,613 from a loss of $885,939 for the three months ended March 31, 2001 to income of $219,674 for the same period in 2002.

Six months ended March 31, 2002 vs. March 31, 2001

         Revenues for the six months ended March 31, 2002 increased by $4,461,737 or 524.8% from $850,161 for the six months ended March 31, 2001 to $5,311,898 for the same period in 2002. The increase in revenue was principally due to revenues associated with the acquisition of Half Day Video and the joint venture with Woody Fraser, both of which occurred in March 2001.

         Production and development costs for the six months ended March 31, 2002 increased by $2,650,861 or 975.4% from $271,771 for the six months ended March 31, 2001 to $2,922,632 for the same period in 2002. The increase in production costs was principally due to the acquisition of Half Day Video and development costs incurred with Woody Fraser Productions.

         Selling and promotion costs for the six months ended March 31, 2002 decreased by $88,959 or 67.9% from $131,072 for the six months ended March 31, 2001 to $42,113 for the same period in 2002. The decrease was due principally to decreases in travel and public relation expenses.

         Depreciation and amortization expense for the six months ended March 31, 2002 decreased by $80,517 or 37.4% from $215,357 for the six months ended March 31, 2001 to $134,840 for the same period in 2002. The decrease in depreciation and amortization expense is a result of certain assets becoming fully depreciated.

         General and administrative expenses for the six months ended March 31, 2002 decreased by $104,061 or 6.4% from $1,628,168 for the six months ended March 31, 2001 to $1,524,107 for the same period in 2002. The decrease was due principally to decreases in professional fees and telephone and utility costs.

         Interest expense for the six months ended March 31, 2002 decreased by $100,644 or 19.4% from $519,959 for the six months ended March 31, 2001 to $419,315 for the same period in 2002. The decrease was due principally to interest rate reductions.

         Due to the factors described above, our net income increased by $2,185,057 from a loss of $1,916,166 for the six months ended March 31, 2001 to income of $268,891 for the same period in 2002.

Trends events of uncertainties:

The studios rented by us are on one-year extensions of previous long-term leases. The options expire at various dates during 2002. If these productions are cancelled, it is unlikely lease options would be extended. An uncertainty may exist regarding our ability to rent the properties at profitable amounts.

In December 2001, we elected to change our fiscal year end from December 31, to September 30. The year end of September 30 will more closely match our natural business cycle.

September 30, 2001 and December 31, 2000 Comparison

         As of September 30, 2001, we had working capital of $537,646. As of the prior year working capital was $1,074,031. The change was due primarily to the increase in accounts payable and accrued liabilities.

         Total assets were $14,580,597 at September 30, 2001 versus $16,008,529 at December 31, 2000 and additionally total liabilities were $8,355,823 and $8,987,769 respectively. The changes in total assets and liabilities are substantially accounted for by above described changes in current assets and liabilities.

         For the nine months ended September 30, 2001, we had revenue of $2,413,260, operating expenses of $3,988,588 and net losses of $(2,126,291).
Loss before depreciation and interest was $(1,327,951) for the nine month period.

         Rental revenue increased $93,251 for the nine months compared with the corresponding prior year. This increase was the result of the revenue earned from two additional stages and contractual rate increases. Production revenue increased $914,734 for the nine months versus the prior year.

         Production costs increased $708,450 for the nine months compared with the prior year. This increase relates to the increase in production activity and expensed development costs.

         Selling and promotion costs increased $126,307 for the nine months due to the effort to promote our services and productions.

         Depreciation expense decrease of $79,789 was due to the fully depreciated status of certain assets as of September 30, 2001.

         For the nine months ended September 30, 2001, administrative and general costs increased by $797,903. This increase was the result of significant increases in Legal and Accounting, Management Consulting, Salaries and Fringes, Taxes and Licenses, Development Costs and Rent Expense categories for the following reasons:

         A $34,059 increases in Legal and Accounting was due to the performance of audits and the preparation of agreements and other legal matters related to the merger.

         A $207,250 increases in Management Consulting was due to costs incurred in the planning and reorganization of the newly merged companies.

         A $53,172 increase in Taxes and Licenses was due to adjustments made for the under adjacent to the Valencia studio property.

         A $368,194 increase in Salaries and Fringes was primarily due to management staffing increases.

September 30, 2001 and September 30, 2000.

         September 30, 2000 was prior to the October 17, 2000 merger with Valencia Entertainment International and prior to the March 2001 joint venture with Woody Fraser Productions.

         For the nine months ended September 30, 2000, we had no revenue and had not completed the merger with Valencia Entertainment or Half Day Video.

         For the nine months ended September 30, 2001, we incurred administrative and general costs of $289,335, web site development costs of $102,491 and Interest expense of $100,000. The web site development was completed, however all other costs increased substantially due to the acquisitions and formations of new business entities.

         We did not record any income tax expense for any periods due to its tax loss and tax loss carry forwards. At the end of fiscal 2001, we had a tax loss carry forwards in excess of $12 million.

         Effective September 28, 2001, we sold 100% of the outstanding equity of SBI Communications, Inc. of Alabama, a Alabama corporation to Ronald C. Foster, an officer, director and shareholder of ValCom, Inc. We received a promissory note for $1,200,000.

         The net assets of SBI Communications, Inc. of Alabama included the Piedmont property with a carrying value of $3,940,000 previously classified as "Property held for sale" and related liabilities including a Mortgage, Accrued interest and amounts due Ronald C. Foster for salaries and advances made to us.

         The following table sets forth the relative relationship to total revenue of the revenue categories in our statement of income and percentage changes (rounded to the nearest whole dollar).

Amount of Total Revenue


Fiscal Year Ended:                         September 30,     December 31,
                                          --------------     ------------
                                       2001            2000         2000
                                       ----            ----         ----
  Revenues:
  Rental                         $ 1,422,033           -0-       $ 1,328,782
  Production                         952,234           -0-            37,500
  Other Income                        38,993           -0-            28,791
                                  -----------      -----------  ------------
  Total Revenue                  $ 2,413,260       $   -0-       $ 1,395,073
                                  ===========      ===========  ============



         Should we successfully acquire additional production facilities and broadcast companies under consideration, or expand operations in areas previously discussed as currently under consideration, revenues and expenses of ValCom would change significantly. Management is not able to predict the impact of such changes on revenues or expenses at this time.

LIQUIDITY AND CAPITAL RESOURCES

Internal and external source of funding:

         We project positive cash flow from our studio division. ValCom may issue stock for services as a means of maintaining working capital. Additionally, we are currently seeking refinancing of our studio real estate sufficient to provide approximately $1,500,000 in working capital.

         ValCom has sufficient funds to operate for the next 12 months through its refinancing, common stock issues and projected positive cash flow from its operation of business.

Statement Regarding Computation of Earnings (Loss) Per Share

See Notes To Condensed Consolidated Financial Statements included elsewhere in this filing for a description of the Company's calculation of earnings per share.

                                    BUSINESS

Overview

         ValCom, Inc. operations at present are comprised of three divisions

o        Studio Rental
o        Studio Equipment Rental
o        Film Production

         We maintain corporate offices at 26030 Avenue Hall, Studio 5, Valencia, California 91355.

         Our common shares currently are traded on the Over-The-Counter Bulletin Board under the trading symbol "VACM."

         In this prospectus, unless otherwise specified or the context otherwise requires, references to "we", "our" and "ValCom" includes a reference to our subsidiaries which we beneficially own a majority of the outstanding voting shares. Our subsidiaries and the percentage of voting shares that we beneficially own are as follows:

Name of Subsidiary (Jurisdiction)                                      Ownership
---------------------------------                                      ---------
Valencia Entertainment International, LLC a limited
   liability corporation                                                    100%
Half Day Video, Inc., a California corporation                              100%

History

         ValCom, Inc., formerly SBI Communication, Inc. was originally organized in the State of Utah on September 23, 1983, under the corporate name of Alpine Survival Products, Inc. Our name was subsequently changed to Supermin, Inc. on November 20, 1985. On September 29, 1986, Satellite Bingo, Inc. became the surviving corporate entity in a statutory merger with Supermin, Inc. In connection with the above merger, the former shareholders of Satellite Bingo, Inc. acquired control of the merged entity and changed the corporate name to Satellite Bingo, Inc. Through shareholder approval dated March 10, 1988, the name was changed to SBI Communications, Inc. On January 1, 1993, we executed a plan of merger that effectively changed our state of domicile from Utah to Delaware.

         In October 2000, we were issued 7,570,997 shares by SBI for 100% of the shares outstanding in Valencia Entertainment International LLC, a California limited liability corporation. This acquisition has been accounted for as a reverse acquisition merger with Valencia Entertainment becoming the surviving entity. The corporate name was changed to ValCom, Inc.

Business

         Our business includes television production for network and syndication programming, motion pictures, sports, internet and real estate holdings, however, revenue is primarily generated through the lease of the sound stages. We own six acres of real property and a 120,000 square feet production facility in Valencia, California. This production facility is currently the studio set for "JAG", produced by Paramount Pictures and "Power Rangers" produced by Saban Productions. Our sound stages have been operating at full capacity since 1995. We also lease an additional three acres and 52,000 square feet production facility that include two full service sound stages, for a total of eight sound stages.

         Our past and present clients include Warner Brothers, Universal Studios, MGM, HBO, NBC, 20th Century Fox, Disney, CBS, Sony, Showtime, and the USA Network. In addition to leasing our sound stages, we also have a small library of wholly owned television content that are ready for distribution.

Joint Venture Agreement With Woody Fraser Productions

         On March 30, 2001, we executed a joint venture agreement with Woody Fraser Productions, in which Woody Fraser Productions would serve exclusively as a television production company for us. The primary purpose of the joint venture is to develop and produce various television projects.

         Woody Fraser has 25 years of experience as an executive producer in Hollywood. He operates his own production company, Woody Fraser Productions, which has created and produced many television shows including the "Dick Cavitt Show", "Steve Allen Show", "That's Incredible", "Mike Douglas Show", "Good Morning America", "Richard Simmons", and "The Home Show." Mr. Fraser holds a Bachelors Degree from Dartmouth College and is a member of the Director's & Writer's Guilds.

Acquisition of Half Day Video

         On March 8, 2001, we completed the acquisition of Half Day Video, Inc. Half Day is located in Burbank, California and specializes in supporting the entertainment industry with television and film equipment rentals. Half Day's client list includes The Academy Awards, Emmy Awards, NBC, Entertainment Tonight, MTV, General Hospital and other major entertainment and production companies. Half Day has approximately $847,000 in assets with current revenues of $609,000. Half Day leases its offices and warehouse facility in Burbank and will continue to operate and service its clients using its current employees.

Competition

         Film Entertainment Overview

         Competition in the film entertainment business is diverse and fragmented, with scores of companies operating at various levels of product budget and scope. The market is dominated by large Hollywood studios usually commanding 15 to 20 percent of the domestic market share in any given year.

         Valencia Entertainment will succeed by choosing its projects and markets carefully, and by selecting segments and geographic areas in where it can build proprietary competitive advantages.

         Independent Production Companies

         Consolidation through acquisition has recently reduced the number of independent production companies in operation. However, barriers to entry remain relatively low, and management anticipates that the segments in which it intends to compete will remain highly competitive.

         Our Competitive Position

         Our operations are in competition with all aspects of the entertainment industry, locally, nationally and worldwide.

         We experience competition from three market segments:

         1) Traditional television, game shows, Reality Television Drama 2) Movies for television an Theatrical Release 3) Other entertainment/media companies

Service Marks

         We have the following service marks:

         Satellite Bingo

         International Class 41, production and distribution of television game Shows, granted Registration Number 1,473,709 on January 19, 1988 to Satellite Bingo, Inc. for 20 years.

         "Hangin With The Boyz"

         International Class 25, Clothing, and 41, production and distribution of television game shows, application filed on March 1, 2000, Serial NO. 75/932,583.

         "Who Can You Trust?"

         International Class 41, production and distribution of television game shows, Serial NO. 75/485225, granted on March 9, 1999 for 20 years.

         "Fuhgetabowtit"

         International Class 41, production and distribution of television game shows, Serial NO. 75/784,763, application filed on August 26, 1999.

         Globalot Bingo

         International Class 41, production and distribution of television game shows, applied for on September 24, 1993, by SBI Communications, Inc.

         Rico Bingo

         International Class 41, production and distribution of television game shows, applied for on September 24, 1993, by SBI Communications, Inc.

         C-Note

         International Class 41, production and distribution of television game shows, applied for on September 24, 1993, by SBI Communications, Inc.


         "The Works"

         We obtained an assignment to copyrights for "the Works," copyright registrations for Globalot Bingo and derivatives: Number PAU 855-931 (June 10,
1986); Number Pau 847-876 (March 11, 1986); Number PAU 788-031 (September 19,
1985); Number PAU 927-410 (November 4, 1986); Number PA 370-721 (February 9,
1988); Number PA 516-494 (January 17, 1991); Number PA 533-697 (January
17,1991); from Satellite Bingo, Inc., to SBI Communications, Inc., dated September 14, 1993.

         "The Final Round-The Gabriel Ruelas Story"

         We applied for registration of copyright of "The Final Round-The Gabriel Ruelas Story" on December 2, 2000.

         "The Life"

         We obtained an assignment of copyright of "The Life", Txu 744-678, June 12, 1996.

         "PCH"

         We obtained a copyright by assignment of "PCH" Pau 2-040-426, September 12, 1995.

Employees

         As of June 1, 2002, we had 21 permanent employees, including two officers. We also retain the services of property managers who oversee the facility maintenance and grounds in Alabama. None of our employees are represented by a labor union or are subject to a collective bargaining agreement.

                                LEGAL PROCEEDINGS

     On September 14, 2001, plaintiffs Diane Russomanno and Knowledge Booster, Inc. commenced an action in the Superior Court of the State of California, County of Los Angeles Diane Russomanno and Knowledge Booster, Inc. v. Valencia Entertainment International, ValCom, Inc., Vince Vellardita, Tom Grimmett, Nalin Rathod, Aburizal Bakrie, Nirwan Bakrie, Linda Layton, Barak Isaacs, and Does 1 through 20, Case No. BC257989 (Sup. Ct., L.A. Co., C.A.). This matter arises from an underlying action wherein plaintiffs obtained judgments against Ricky Rocket Enterprises, Inc. and AJ Time Travelers, Inc. in the amounts of $3,000,000 and $1,200,000, respectively. In this matter, Plaintiffs' first of two causes of action alleges that we, and other defendants, are alter-egos of Ricky Rocket Enterprises, Inc. and AJ Time Travelers, Inc. and, therefore, plaintiffs are entitled to enforce the aforementioned judgments against us. Plaintiffs seek payment of the judgments in the amount of $4,200,000 plus interest under this cause of action.

     Further, Plaintiffs second cause of action concerning malicious prosecution also alleges alter-ego liability. Plaintiffs allege that Ricky Rocket Enterprises, Inc. and AJ Time Travelers, Inc. filed a cross-complaint in the underlying litigation without any probable cause and for an improper motive or purpose. Plaintiffs similarly allege that we, and other defendants, are alter egos of Ricky Rocket Enterprises, Inc. and AJ Time Travelers, Inc. are, therefore, liable for such malicious prosecution. Plaintiffs seek unspecified compensatory and punitive damages under this cause of action. Both parties have reached a settlement agreement at no cost to us regarding this second cause of action.

     We believe the allegations are without merit and intend to vigorously defend ourselves.

                             DESCRITPION OF PROPERTY

         Our corporate offices are located at 26030 Avenue Hall Studio #5, Valencia, California. We control nine acres of land in Valencia, California. The premises are comprised of eight production sound stages and consist of approximately 180,000 square feet for which 120,000 are owned and the balance are leased. Offices occupy 60,000 square feet. The balance of the property consists of loading docks, outdoor sets and 450 parking spaces.

                                   MANAGEMENT

Executive Officers, Directors, And Key Employees

       The executive officers, directors and key employees of our company and their ages and positions with us as of June 1, 2002 are as follows:


NAME                                   AGE      POSITION/TERM
----                                   ---      -------------
Vince Vellardita                       44       Chief Executive Officer, President and Chairman, since 2000
Stephen A. Weber                       54       Director, since 2001
Ronald Foster                          60       Secretary Vice President and Director, since 1986
David Weiner                           43       Director, since 2001

     All directors will serve on the board until our next annual meeting of the shareholders, or until their successors have been duly elected and qualified

Background of Directors & Officers

     Vince Vellardita is currently President, Chief Executive Officer and Chairman of the Board of ValCom, Inc. Mr. Vellardita was instrumental in having Valencia Entertainment acquire a 180,000 square feet production facility in Valencia, California that houses eight film and production sound stages that have been occupied for the past four years by the hit CBS series "JAG" and Fox's "Power Rangers." Mr. Vellardita began his career in 1977 as a music producer and promoter of live shows and is credited with bringing Duran/Duran and U2 to North America for their first US tours. He also produced a benefit tour for the 1980 Presidential campaign of John Anderson. Mr. Vellardita is a 25-year veteran production executive with a successful track record that extends throughout many arms of the Entertainment Industry. While in Nashville, Mr. Vellardita was responsible for the turn around of a small production house for music into a television satellite network, housing multiple sound-stages and edit bays. Mr. Vellardita also increased revenues by bring national accounts to this network. Mr. Vellardita has been involved in over 10,000 episodes of television and 100 films. After Mr. Vellardita's success in Nashville, he moved to Los Angeles focusing on film and television where he developed independent production studios. Mr. Vellardita handled everything from the coordination of sales and contracts negotiations, to the launching of marketing strategies to lure some of the biggest names in the television community. These include Paramount, Warner Brothers, and Disney. Mr. Vellardita does not currently serve as a director of any other reporting company.

     Ron Foster has served as our Chief Executive Officer, President and Chairman of the Board from 1986 to October 2000. Mr. Foster is presently Vice President and a Director of ValCom. Mr. Foster has been working with us since our inception in 1984. Mr. Foster's primary responsibilities include finance, marketing and technical review. In addition to his responsibilities with ValCom, Mr. Foster has held a number of other management positions over the years. From 1984 to 1986, he was executive vice president and producer of Pioneer Games of American Satellite Bingo, in Albany, Georgia. Mr. Foster was also the owner and operator of Artist Management & Promotions where he was responsible for coordinating television entertainers, sports figures and other celebrities for department store promotions. Previously, Mr. Foster has served as president and director of Ed-Phills, Inc., a Nevada corporation, and executive vice president and member of the Board of Directors of Golden American Network, a California corporation. From 1984 to 1994, he has also been the president and chief executive officer of ROPA Communications, Inc., which owned and operated WTAU-TV-19 in Albany, Georgia. He created and produced "Stock Outlook 87, 88, and 89," a video presentation of public companies through Financial News Network
(FNN), a national cable network. Mr. Foster also has experience as a technical director and associate producer for numerous national live sports broadcasts produced by ABC, CBS and WTBS. Mr. Foster is Director/Producer/Writer of the Company Interactive Broadcast Programs.

     David Weiner received his MBA degree from U.C.L.A. and gained a wide variety of business experiences early in his career working in the investment banking and pension fund management arena. He joined the consulting group of Deloitte and Touche in 1988, where he provided general and corporate finance consulting services to a wide variety of entertainment, telecommunications, and direct response clients including K-tel, International, Inc. Mr. Weiner joined K-tel in 1993, as Vice President of Corporate Development and was appointed President in September of 1996. His responsibilities included directing all United States operations of the company as well as its wholly owned subsidiaries in the Untied Kingdom, Germany and Finland. Mr. Weiner resigned as President of K-tel in 1998 to form W-Net, Inc., an Internet and software development and consulting firm.

     Stephen A Weber has over 20 years of background in Finance and Management and is a certified public accountant. Prior to joining us, Mr. Weber was the co-founder and President of a publicly traded marketing company that had annual revenues of $60 million. Mr. Weber was instrumental in negotiating the sale of the company to a NYSE corporation. Prior to joining ValCom, Mr. Weber, was a practicing CPA for 13 years, where he was the managing partner for a regional audit firm. Currently, in addition to his duties at ValCom, Mr. Weber also consults for a publicly traded Internet company, Genesis Entermedia.com, Inc. where he sits on the Board of Director and is Chairman of the Audit Committee.

Meetings of the Board of Directors

         Each director is elected to serve for a term of one year until the next annual meeting of shareholders or until a successor is duly elected and qualified. There are no family relationships among directors or persons nominated or chosen by us to become a director. The present term of office of each director will expire at the next annual meeting of shareholders.

         During the fiscal year ended September 30, 2001, the Board of Directors held 62 meetings of which no director attended fewer than 75% of the total number of meetings. Outside directors received no cash compensation for their services, however they were reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as our directors. None of our officers receives any additional compensation for his services as a director, and we do not contribute to any retirement, pension, or profit sharing plans covering our directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and our other executive officers whose income exceeded $100,000 for our last three fiscal years (the "Named Officers").

Summary compensation table

         The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and our other executive officers whose income exceeded $100,000 for our last three fiscal years (the "Named Officers").

Summary compensation table

========================== ======= ====================================== ============================================== ===========
                                                                                                                          All Other
   Name and Principal                                                                                                   Compensation
        Position            Year            Annual Compensation                   Long-Term Compensation Awards              ($)
                                    Salary      Bonus     Other Annual                  Awards                 Payouts
                                                          Compensation
                                      ($)        ($)           ($)
                                                                            Securities        Restricted      LTIP
                                                                                               Shares or
                                                                           Under Options   Restricted Share
                                                                              Granted            Units         Payouts
                                                                                 #                ($)            ($)
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
Vince Vellardita,           2001    130,000      Nil           Nil              Nil               Nil            Nil           Nil
    CEO                     2000    120,000
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
Ronald Foster,              2001    130,000      Nil           Nil              Nil               Nil            Nil           Nil
    Vice President          2000    120,000      Nil           Nil
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
Ronal Foster,               1999    120,000      Nil           Nil              Nil               Nil            Nil           Nil
    CEO
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
========================== ======= ========== ========== ================ ================ ================== ========== ===========


Options

         No options were issued to or exercised by any officer or director during the last fiscal year.

Compensation of Directors

           Outside directors received no cash compensation for their services, however they were reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as our directors. None of our officers receives any additional compensation for his services as a director, and we do not contribute to any retirement, pension, or profit sharing plans covering our directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

            The following table sets forth the beneficial ownership of our voting securities as of May 31, 2002, by: o each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities o each of our directors o our named executive officers o all directors and executive officers as a group.

As of May 31, 2002, there were 10,284,649 shares of common stock issued and outstanding. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                                                     Number of Shares
      Title of Class            Identity of Person or Group        Beneficially Owned(1)         Percent of Class
      --------------            ---------------------------        ---------------------         ----------------

                             Ronald Foster                                354,147                     3.44%
Common Shares                103 Firetower Road
                             Leesburg, Georgia 31763

                             Vince Vellardita                            1,377,491                    13.39%
Common Shares                26030 Avenue Hall
                             Valencia, California 91355

                             E-Blaster International                     3,000,000                    29.17%
Common Shares                JL H,R, Rasuna Said Kav.
                             B-1 6th Flr.
                             Jakarta, 12920
                             Indonesia

                             Radorm Technology Limited                    567,825                     5.52%
Common Shares                Jakarta, 12920
                             Indonesia

                             Great Asian Holdings Limit                  2,110,423                    20.52%
Common Shares                Jakarta, 12920
                             Indonesia

Common Shares                All Officers and Directors as a             1,731,638                    16.84%
                             Group (2 persons)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unissued common shares subject to options, warrants or other convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for the purpose of computing the beneficial ownership of common shares of the person holding such convertible security but are not deemed outstanding for computing the beneficial ownership of common shares of any other person.

         We do not know of any arrangements, the operation of which may, at a subsequent date, result in a change in control of ValCom.

                          DESCRIPTION OF CAPITAL STOCK

            Our authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $.001 per share, of which 10,284,649 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of "blank check" preferred stock.

Common Stock

            The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of ValCom, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

            The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by the selling stockholder hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully-paid and non-assessable.

Preferred Stock

            General. Under our articles of incorporation, our board of directors is authorized, subject to any limitations prescribed by the laws of the Delaware, but without further action by our shareholders, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, for example in connection with a shareholder right's plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock.

Transfer Agent And Registrar

         Continental Stock Transfer, 17 Battery Place 8th Floor, New York, NY 10004, acts as transfer agent and registrar for our common and preferred stock.

                            SELLING STOCKSTOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, none of the selling stockholder will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                             Shares Beneficially Owned                             Shares Beneficially Owned
                                                Prior to the Offering                                   After the Offering
                                                                                  Total
                  Name                         Number           Percent           Shares            Number           Percent
                                                                             Registered (1)
Laurus Master Fund, Ltd.                        250,000(2)      2.6%             250,000             0                 0%

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

                              PLAN OF DISTRIBUTION

         The selling stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o        An exchange distribution following the rules of the applicable exchange

o        Privately negotiated transactions

o        Short sales or sales of shares not previously owned by the seller

The selling stockholder may also engage in:

o Short selling against the box, which is making a short sale when the seller already owns the shares.

o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

                  If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                HOW TO OBTAIN MORE INFORMATION ABOUT VALCOM, INC.

            We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

            We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by its selling shareholders. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling shareholders, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                  LEGAL MATTERS

            The validity of the common stock offered hereby will be passed upon for ValCom by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements as at March 31, 2002 and for the years ended, September 30, 2001 and December 31, 2000 have been included in this prospectus in reliance on the report of Jay J. Shapiro, Certified Public Accountant, as given upon the authority of said firm as experts in accounting and auditing.

                  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

         In March 20, 2000, Daniel Ratliff and Company, independent certified public accountants, engaged as the principal accountant to audit the prior financial statements of ValCom, Inc., resigned. The resignation resulted from us moving our corporate offices to the west coast in Glendale, California and the conclusion that we would be better served through the engagement of a local Certified Public Accounting firm. We elected to utilize the services of Jay J. Shapiro, CPA of Encino, California.

         The decision to change accountants was approved by the board of directors of the company. There have been no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have cause it to make reference to the subject matter of the disagreements in connection with its report for 1998 and 1999. We have filed with the Securities and Exchange Commission an 8-K dated March 29, 2000 disclosing this action. We have requested that the former accountants furnish them with letter stating whether they agree with the statements made by the registrant, and, if not, stating the respects in which they do not agree as indicated in Item 4. A copy of this letter was filed by Exhibit with an 8-K.

         On April 23, 2002, CPA Jay J. Shapiro resigned as our auditor. Effective as of that date, we engaged Weinberg & Company, CPA as our new independent auditor.

         For the years ended December 31, 1999 and 2000 and the transition period for the nine months ended September 30, 2001, none of the reports on the financial statements of the Company issued by Shapiro contained an adverse opinion, disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

         For the years ended December 31, 1999 and 2000 and the transition period for the nine months ended September 30, 2001, and the subsequent interim period up until April 23, 2002, the Company and Shapiro had no disagreement on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Shapiro, would have caused it to make reference to the subject matter of the disagreement in connection with any report of opinion it might have issued.

                          INDEX TO FINANCIAL STATEMENTS

                                  VALCOM, INC.



           Condensed Consolidated Balance Sheets as of
             March 31, 2002 (unaudited) and September 30,
             2001                                               3

           Condensed Consolidated Statements of Operations
             for the three and six months ended March 31,
             2002 and 2001 (unaudited)                          5

           Condensed Consolidated Statements of Cash Flows
             for the six months ended March 31, 2002 and
             2001 (unaudited)                                   6

           Condensed Consolidated Statement of Changes
             of Shareholders' Equity for the six months
             ended March 31, 2002 (unaudited)                   7

           Notes to Condensed Consolidated Financial State-
             Ments (unaudited)                                  8

PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements

                           VALCOM, INC. AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    March 31,   September 30,
                                                       2002          2001
                                                      ------        -----
                                                   (Unaudited)
Current Assets:
Cash                                             $   153,814    $   420,857
Accounts receivable, net                             315,780        156,179
Other receivables                                     59,000         74,000
Prepaid development costs                            190,817        190,699
Note receivable, related party                     1,300,000      1,415,000
                                                  ------------  -------------
Total Current Assets                               2,019,411      2,256,735

Fixed Assets - net                                11,915,931     11,959,941
Prepaid loan fees                                    208,831        232,171
Deposits                                              34,419         31,750
Note receivable, long term                           100,000        100,000
                                                  ------------  -------------
Total Assets                                     $14,278,592   $ 14,580,597
                                                  ============ ==============




      See accompanying notes to condensed consolidated financial statements
                                       F-3

                           VALCOM, INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED BALANCE SHEETS (continued)




                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
Accounts payable                                $   496,386    $     540,983
Accrued interest                                     54,731           20,384
Accrued other                                       241,894          107,824
Credit line payable                                 148,949          150,837
Notes payable - current portion                      95,370          133,405
Production advances, net                              -0-            765,656
                                                -----------        ---------
Total Current Liabilities                         1,037,330        1,719,089
Notes payable                                     6,558,712        6,636,734
                                                -----------       ----------
Total Liabilities                               $ 7,596,042       $8,355,823
                                                -----------       ----------

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000
shares authorized: 1,538,000 shares
issued and outstanding at March 31, 2002 and
September 30, 2001, respectively.                     1,538            1,538
Common stock, par value $.001; 100,000,000 shares
authorized; 9,757,649 and 8,909,401
shares issued and outstanding
at March 31, 2002 and September 30, 2001,
respectively.                                         9,758            8,909

Additional Paid-in capital                        9,700,735        9,512,699

Accumulated deficit                              (3,029,481)      (3,298,372)
                                                -----------      -----------
                                                  6,682,550        6,224,774
                                                -----------      -----------
Total Liabilities and Stockholders' Equity      $14,278,592      $14,580,597
                                                ===========      ===========



      See accompanying notes to condensed consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS





                                 Unaudited                 Unaudited
                             Three months ended         Six months ended
                                  March 31,                 March 31,
                               2002       2001         2002           2001
                               ----       ----         ----           ----
Revenue
  Rental                 $1,069,148  $  389,370   $1,955,620   $   523,870
  Production                537,039     260,000    3,356,278       297,500
  Other                           0           0            0        28,791
                          ----------  ----------   ----------   ----------
                           1,606,187     649,370   5,311,898       850,161
Cost and Expenses:
  Production                 381,742     198,172    2,922,632      271,771
  Selling and promotion       24,028      45,202       42,113      131,072
  Depreciation and
    Amortization              82,428      46,579      134,840      215,357
  General
    and administrative       648,537   1,063,979    1,524,107    1,628,168
                          ----------  ----------   ----------   ----------
    Total                  1,136,735   1,353,932    4,623,692    2,246,368

Operating Income (loss)      469,452    (704,562)     688,206   (1,396,207)
Interest expense          (  249,778)   (181,377)    (419,315)    (519,959)
                          ----------  ----------   ----------   ----------
Net Income (loss)         $  219,674 $  (885,939)  $  268,891  $(1,916,166)
                          ==========  ==========   ==========   ==========

Net Income (loss)
 per share                $     0.02  $    (0.09)  $     0.03   $    (0.21)
                          ==========  ==========   ==========   ==========

Weighted average common
 Shares outstanding        9,757,649   9,333,151    9,757,649    9,333,151
                          ==========  ==========   ==========   ==========


      See accompanying notes to condensed consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE SIX MONTHS ENDED MARCH 31,
                                   (UNAUDITED)


                                                     2002             2001
                                                     ----             ----

Operating Activities:
Net Income (Loss)                               $   268,891    $ (1,916,165)
Items Not Requiring Cash:
    Depreciation and amortization                   134,840         218,146
    Stock issued for services                        56,088         540,500
                                                -----------     -----------
                                                $   459,819    $ (1,157,519)
                                                -----------     -----------
Changes in:
    Receivables                                  (  144,601)        (11,338)
    Prepaid expenses                                      0          (2,797)
    Other assets                                          0          22,000
    Production costs                                   (118)         60,776
    Accounts payable and accrued expenses           123,820         259,596
    Production deposits                            (765,656)              0
                                                -----------     -----------
                                                $  (786,555)    $   328,237
                                                -----------     -----------
Cash used by Operations                            (326,736)       (829,282)

Investing Activities:
    Acquisition of fixed assets                     (67,490)      ( 296,087)
    Deposits                                         (2,669)         40,500
    Acquisition of VEI                                    0          80,738
    Investment in Partnership                             0        (113,523)
    Notes receivable payments                       115,000               0
                                                -----------     -----------
    Cash Provided (Used) by Investing Activities     44,841        (288,372)

Financing Activities:
    Principal borrowings on notes                    16,740         449,294
    Issuance of stock                                     0         330,000
    Loans payable                                         0         133,470
    Credit line payable                              (1,888)        110,000
    Due to stockholder                                    0          91,009
                                                -----------     -----------
    Cash Provided by Financing Activities            14,852       1,113,773
                                                -----------     -----------
Decrease in Cash and Cash Equivalents              (267,043)         (3,881)
Cash and cash equivalents, beginning of year        420,857          22,541
                                                -----------     -----------
Cash and cash equivalents, end of period        $   153,814     $    18,660
                                                ===========     ===========
Supplemental disclosure of cash flow information:
    Interest paid                               $   384,968     $   519,959
                                                ===========     ===========
    Income taxes paid                           $         0     $       800
                                                ===========     ===========


      See accompanying notes to condensed consolidated financial statements
                                      F-6

                           VALCOM, INC. AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)




                                                      Additional
                    Common           Preferred         Paid-in
                                                        Capital     Deficit         Total
               Shares   Amount  Shares      Amount
              -------  -------  ------     -------   ----------  -----------   -----------
Balance
Oct.1, 2001  8,909,401 $ 8,909  1,538,000  $ 1,538   $9,512,699 $(3,298,372)  $ 6,224,774

Shares issued
for services   320,500     321                           55,767                    56,088

Shares issued
for debt
retirement     527,748     528                          132,269                   132,797

Net Income
for the Period                                                      268,891       268,891
            ---------- -------  ----------  --------- ----------  -----------  ----------
Balance
March
31, 2002     9,757,649 $ 9,758  1,538,000  $ 1,538   $9,700,735 $(3,029,481)  $ 6,682,550
            ========== =======  ==========  ========= ========== ===========  ===========

      See accompanying notes to condensed consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Following is a summary of the significant accounting policies followed in the preparation of these condensed consolidated financial statements, which policies are in accordance with accounting principles generally accepted in the United States of America.

Organization
ValCom, Inc. (the Company), formerly SBI Communications, Inc. was originally organized in the State of Utah on September 23, 1983, under the corporate name of Alpine Survival Products, Inc. Its name was subsequently changed to Supermin, Inc. on November 20, 1985. On September 29, 1986, Satellite Bingo, Inc. became the surviving corporate entity in a statutory merger with Supermin, Inc. In connection with the above merger, the former shareholders of Satellite Bingo, Inc. acquired control of the merged entity and changed the corporate name to Satellite Bingo, Inc. Through shareholder approval dated March 10, 1998, the name was changed to SBI Communications, Inc. On January 1, 1993, the Company executed a plan of merger that effectively changed the Company's state of domicile from Utah to Delaware.

In October 2000, the Company was issued 7,570,997 shares by SBI for 100% of the shares outstanding in Valencia Entertainment International LLC ("VEI"), a California limited liability company. This acquisition has been accounted for as a reverse acquisition merger with VEI becoming the surviving entity. The corporate name was changed to ValCom, Inc.

Principles of Consolidation/Presentation
The consolidated financial statements include the accounts of the Company and one wholly-owned subsidiary, Half Day Video, Inc. These financial statements include all activities as if the acquisition occurred on January 1, 2001.

The Company changed its fiscal year to September 30 from December 31 to better reflect its operating cycle.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ form those estimates.

Commitments, Risk And Contingencies
Financial instruments that potentially subject the Company to concentrations of risk consist of trade receivables principally arising from monthly leases from television producers. Management believes all receivables to be fully collectible. In addition, the Company has a standby letter of credit for $30,000 related to a lease of the facility.

Cash Equivalents
The Company maintains cash and cash equivalents (short-term highly liquid investments with original maturity less than three months) with various financial institutions. From time to time, cash balances may exceed Federal Deposit Insurance Corporation insurance limits.

Fair Value of Financial Instruments
The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar instruments. None of the financial instruments are held for trading purposes. As of March 31, 2002 accounts receivable has been reported net of a $10,000 allowance for bad debts.

Interim Financial Statements
The condensed consolidated financial statements as of March 31, 2002 and for the three and six months ended March 31, 2002 and 2001 are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The consolidated results of operations for the three and six months ended March 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet information as of September 30, 2001 was derived from the audited consolidated financial statements included in the Company's annual report on Form 10-KSB. The interim condensed consolidated financial statements should be read in conjunction with that report.

Reclassifications
Certain amounts from prior years have been reclassified to conform to the current year presentation.

                           VALCOM, INC. AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)



NOTE 2  NET INCOME (LOSS) PER SHARE

The Company's Net Income (Loss) per share was calculated using weighted average shares outstanding of 9,135,419 and 13,770,878 for the three and six months ended March 31, 2002 and 2001 respectively. Although convertible preferred stock and convertible debt are a common stock equivalent, there are 2 series of preferred with a conversion rate of (1) 1 share of common stock for each share of preferred stock and (2) 5 shares of common stock for each share of preferred. Conversion has not been included in the calculation of earnings per share as it would be antidilutive.


NOTE 3  SEGMENT INFORMATION

                                        Studio       Programming        Total
For the Six months ended March 31,

2002
Revenues ........................   $  1,955,620    $  3,356,278   $  5,311,898
Operating Income ................        254,560         433,646        688,206
Total Assets ....................     12,449,541       1,829,051     14,278,592
Depreciation and Amortization ...        110,340          24,500        134,840

                                                                           2001
Revenues ........................   $    552,661    $    297,500   $    850,161
Operating (Loss) Income .........     (1,421,936)         25,729     (1,396,207)
Total Assets ....................     16,182,512         161,916     16,344,428
Depreciation and Amortization ...        203,818          11,539        215,357



NOTE 4  LEGAL

LITIGATION

On September 14, 2001, an action was filed against Valencia Entertainment International, Inc. and ValCom, Inc. This matter arises from an underlying action wherein plaintiffs obtained judgments against Ricky Rocket Enterprises, Inc. and AJ Time Travelers, Inc. in the amounts of $3,000,000 and $1,200,000, respectively. In this matter, Plaintiffs' first of two causes of action alleges that The Company, and other defendants, are alter-egos of Ricky Rocket Enterprises, Inc. and Time Travelers, Inc. and, therefore, plaintiffs are entitled to enforce the aforementioned judgments against The Company.

Further, a second cause of action concerning malicious prosecution also alleges alter-ego liability. Unspecified compensatory and punitive damages are sought under this cause of action.

Valencia Entertainment was a distributor for AJ Time Travelers, Inc. and management believes it should not be a party to this action and did not become the distributor for Time Travelers, Inc. until four years after the alleged wrongdoing occurred. The Company believes the allegations are without merit and intends to vigorously defend itself. In addition the Company is indemnified by a related party if any loss relative to this matter is sustained.

                               CONTENTS OF REPORT


Consolidated Independent Auditors' Report                      F-11
Consolidated Balance Sheet                                     F-12
Consolidated Statements of Operations                          F-13
Consolidated Statements of Cash Flow                           F-14
Consolidated statements of Stockholders Equity                 F-16
Notes to Consolidated Financial Statements                     F-17/F-26

To the Board of Directors
ValCom, Inc.:


We have audited the accompanying consolidated balance sheets of ValCom, Inc. and subsidiaries (the "Company") as of September 30, 2001, and December 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000 and the nine month period ended September 30, 2001.These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2001 and December 31, 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2000 and the nine months ended September 30, 2001 in conformity with generally accepted accounting principles.





/s/JAY J. SHAPIRO, C.P.A.
a professional corporation

Encino, California
December 27, 2001

                           VALCOM, INC AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                     ASSETS


                                    September 30,              December 31,
                                    -------------              -----------
                                  2001            2000               2000
                                  -----           ----               ----
                                              (Unaudited)
Cash                           $  420,857    $    22,541         $    7,787
Accounts receivable, net          156,179            -0-             74,455
Other receivables                  74,000            -0-             52,634
Prepaid expenses                      -0-            -0-             11,569
Inventory                             -0-         22,000                -0-
Prepaid development costs         190,699            -0-                -0-
Property held for sale                -0-      3,940,000          3,940,000
Note receivable, related party  1,415,000            -0-                -0-
                           ---------------  ------------       -------------
Total Current Assets            2,256,735      3,984,541          4,086,445
                           ---------------  ------------       -------------
Fixed Assets - net            $11,959,941    $    75,000        $11,681,381
Production costs                      -0-            -0-            110,201
Prepaid loan fees                 232,171            -0-            100,501
Deposits                           31,750         20,500             30,000
Notes receivable, long-term       100,000            -0-                -0-
                           ---------------- ------------       -------------
Total Assets                 $ 14,580,597    $ 4,080,041       $ 16,008,528
                           ================ ============       =============

         See accompanying notes to consolidated financial statements
                                      F-12

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
Accrued interest             $    20,384    $     299,000      $    325,010
Accrued wages due stockholder        -0-          550,000           670,000
Advances due stockholder             -0-          295,000           200,508
Loan payable affiliate               -0-          150,000           150,000
Other current liabilities            -0-              -0-            42,461
Accrued other                    107,824              -0-               -0-
Credit line payable              150,837              -0-           110,000
Notes payable -- current portion 133,405        1,181,181         1,289,586
Accounts payable                 540,983           76,000           297,285
Production advances, net         765,656              -0-               -0-
                              -----------     -----------       ------------
Total Current Liabilities      1,719,089        2,551,181         3,084,850

Notes Payable                  6,636,734              -0-         5,902,919
                              -----------     ------------      -----------
Total Liabilities            $ 8,355,823      $ 2,551,181       $ 8,987,769

                                      F-12

Commitments and contingencies (Note 5)

Stockholders' equity:
Preferred stock, par value
$0.001; 10,000,000 shares
authorized: 1,538,000 and 1,543,000
1,543,000 shares issued and
outstanding at September 30, 2001
and 2001 and December 31,
2000, respectively:                1,538             1,543            1,543
Common stock, par value $.001;
100,000,000 shares
authorized; 8,909,401 and 13,770,878
and 90,139,843 shares issued and
outstanding at September 30, 2001
and 2000 and December 31, 2000
respectively:                      8,909             6,885           90,140

Additional Paid in capital     9,512,699         4,508,025        8,101,157

Accumulated deficit           (3,298,372)       (2,987,593)      (1,172,081)
                             -------------    -------------    --------------
                               6,224,774         1,528,860        7,020,759
                             -------------    -------------    --------------
                            $ 14,580,597    $    4,080,041     $ 16,008,528
                             =============    =============    ==============


          See accompanying notes to consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS



                                   September 30,              December 31,
                                  --------------             -------------
                               2001            2000               2000
                              ------           -----             ------
                                              (unaudited)
Revenue
   Rental                $   1,422,033    $        -0-     $   1,328,782
   Production                  952,234             -0-            37,500
   Other                        38,993             -0-            28,791
                           ------------    ------------    --------------
                             2,413,260             -0-         1,395,073
Cost and Expenses:         ------------    ------------    --------------
   Production and development  981,667             -0-           273,217
   Selling and promotion       230,483             -0-           104,176
   Depreciation                191,925             -0-           271,714
   Web site development            -0-          102,491              -0-
   Administrative and
   general                   2,529,061          289,335        1,786,610
                          -------------    -------------   --------------
       Total                 3,933,136          391,826        2,435,717
                          -------------    -------------   --------------

Operating (loss)           ( 1,519,876)       (391,826)       (1,040,644)

Interest Expense              (606,415)       (100,000)         (851,078)
                          -------------   --------------   --------------
Net Loss                  $ (2,126,291)   $   (491,826)     $ (1,891,722)
                          =============   ==============   ==============
Basic net
(loss) per share......... $    ( 0.23)    $    (0.04 )      $     (.06)
                          =============     ============     ===========
Weighted number of shares   9,135,419       13,770,878        29,805,000
                          =============     ============     ===========


          See accompanying notes to consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                            September 30          December 31
                                            ------------          -----------
                                        2001            2000          2000
                                        ----            ----          ----
                                                     Unaudited
Operating Activities:
Net (Loss)                         ($2,126,291)    (   491,826)  ($1,891,722)
Not Requiring Cash:
    Depreciation and amortization      191,925             -0-       271,714
    Stock issued for services          280,000         141,565       617,084
    Other                                  -0-             -0-         2,167
                                   ------------   -------------   ------------
                                    (1,654,366)     (  350,261)   (1,000,757)
                                   ------------   -------------   ------------
Changes in:
    Receivables                        (61,223)            -0-       307,623
    Inventory                              -0-          22,000           -0-
    Mortgage escrow hold back              -0-             -0-           -0-
    Prepaid expenses                    11,569                      ( 11,569)
    Liabilities assumed by buyer or
    property held for sale         ( 2,525,000)            -0-           -0-
    Development costs                  (80,498)            -0-           -0-
    Other assets                           -0-             -0-      (101,034)
    Accounts payable and other
    accrued expenses                  (  9,986)        120,000       293,575
    Production deposits                765,656             -0-           -0-
    Credit line payable                 40,837             -0-       110,000
    Loans payable                                          -0-       150,000
    Due to stockholder                (870,508)        280,802       225,372
                                   ------------    ------------    -----------
                                     2,320,847         422,802       973,967
                                   ------------    ------------    -----------
Cash Provided (used) by Operations     666,481          72,541       (26,790)
                                   ------------    ------------    -----------
Investing Activities:
    Acquisition of fixed assets       (401,179)       ( 20,000)     (180,441)
    Acquisition of Half Day, Video     141,742             -0-           -0-
    Renovation costs                                  ( 75,000)          -0-
    Deposits                          (  1,750)            -0-           -0-
    Notes receivable                  (100,000)            -0-           -0-
    Prepaid loan fees                 (131,670)            -0-           -0-
                                   ------------    -------------   ------------
    Cash Used by Financing
    Activities                        (634,599)        (  95,000)    (180,441)
                                   ------------    -------------   ------------
Financing Activities:
    Principal payments
    on notes payable                   131,198              -0-     (213,676)
    Withdrawl of capital contribution                       -0-   (2,000,000)
    Issuance of stock                  205,000           45,000      150,000
                                   ------------     -----------    ------------
    Cash Provided (Used) by
    Financial Activities               336,198           45,000   (2,063,676)
                                   ------------     ------------  ------------

Increase (Decrease) in Cash and
    Cash Equivalents                   368,080        (  22,541)  (2,270,907)
    Cash and cash equivalents,
    beginning of year                   52,777              -0-    2,278,694
                                   ------------     ------------  ------------
    Cash and cash equivalents,
    end of year                  $     420,857     $     22,541        7,787
                                   ============     ============  ============

Supplemental disclosure of cash flow information:

    Interest paid                $     299,000     $        -0-  $   291,000
                                  ============      ============  ============
    Income taxes paid            $           0      $        0   $         0
                                  ============     ============   ============
    Notes receivable accepted
    for property held for sale   $   1,415,000              -0-           -0-
                                  ============     ============   ============


          See accompanying notes to consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               YEAR ENDED SEPTEMBER 30, 2001 AND DECEMBER 31, 2000


                                                    Additional
                   Common           Preferred         Paid-in    Accumulated
                  -------          ----------         Capital     Deficit
               Shares   Amount  Shares      Amount  ----------  -----------
              -------  -------  ------     -------
Balance
Jan 1, 2000   9,693,878  9,694   1,653,000   1,653      9,399,742     719,641
Shares issued
for services  2,736,000  2,736                            616,515    (458,250)
Shares issued
for assets      100,000    100                             12,400
Shares issued
for cash        900,000    900                            169,100
Conversion
of preferred  1,100,000  1,100    (110,000)  (110)           (990)
Withdrawal of
capital contribution
December 2000                                          (2,000,000)
Retirement upon
merger         (100,000)  (100)                           (19,900)
Acquisition of
VEI-Oct 2000 75,709,965 75,710                            (75,710)
Net loss
for 2000                                                            (1,433,472)
             --------- -------  ----------- -----------  --------   ----------
Balance
December
31, 2000     90,139,843$90,140   1,543,000     $ 1,543  $8,101,157 ($1,172,081)

Acquisition
of Half Day     950,000    950                             140,792
Discount on
convertible debt                                           375,000
Shares issued
for services  1,600,000  1,600                             378,400   ( 380,000)
Shares issued
for debt
retirement      869,162    869                             227,695
Shares issued
for cash        410,000    410                             204,590
Conversion of
preferred shares 25,000     25   (   5,000)     (    5)   (     20)
Correction of
shares issued
upon merger     100,000    100                             (   100)
Canceled     (5,000,000)(5,000)                              5,000
Reverse
split 1:10  (80,184,604)(80,185)                            80,185
Net loss
for the
period                                                              (1,746,291)
             ----------- ------- ---------   ---------- ---------- ------------
Balance
September
30,2001       8,909,401$ 8,909    1,538,000   $   1,538 $9,512,699  (3,298,372)
             ========== =======  ==========   ========= ========== ===========


          See accompanying notes to consolidated financial statements

                           VALCOM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000

NOTE 1 Summary of Significant Accounting Policies
Following is a summary of the significant accounting policies followed in the preparation of these financial statements, which policies are in accordance with generally accepted accounting principles:

Organization
ValCom, Inc. (the "Company"), formerly SBI Communication, Inc. was originally organized in the State of Utah on September 23, 1983, under the corporate name of Alpine Survival Products, Inc. Its name was subsequently changed to Supermin, Inc. on November 20, 1985. On September 29, 1986, Satellite Bingo, Inc. became the surviving corporate entity in a statutory merger with Supermin, Inc. In connection with the above merger, the former shareholders of Satellite Bingo, Inc. acquired control of the merged entity and changed the corporate name to Satellite Bingo, Inc. Through shareholder approval dated March 10, 1988, the name was changed to SBI Communications, Inc. On January 1, 1993, the Company executed a plan of merger that effectively changed the Company's state of domicile from Utah to Delaware.

In October 2000, the Company was issued 75,709,965 shares by SBI for 100% of the shares outstanding in Valencia Entertainment International LLC ("VEI"), a California limited liability company. This acquisition has been accounted for as a reverse acquisition merger with VEI becoming the surviving entity. The corporate name was changed to ValCom, Inc.

Principles of Consolidation/Presentation
The consolidated financial statements include the accounts of the Company and one wholly-owned subsidiary Half Day Video, Inc. These financial statements include all activities as if the acquisition occurred on January 1, 2000.

                           ValCom, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                September 30, 2001 and 2000 and December 31,2000

Note 1 Summary of Significant Accounting Policies (cont'd)
The Company changed its fiscal year to September 30 from December 31 to better reflect its operating cycle. Accordingly the audited financial statements for the nine months ended 9/30/01 are presented with the unaudited statements as of 9/30/00 for comparison purposes.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Commitments, Risk And Contingencies
Financial instruments that potentially subject the Company to concentrations of risk, consist of trade receivables principally arising from monthly leases from television producers. Management believes all receivables to be fully collectible. In addition, the Company has a standby letter of credit for $30,000 related to a lease of the facility.

Cash Equivalents

The Company maintains cash and cash equivalents (short-term highly liquid investments with original maturity less than three months) with various financial institutions. From time to time, cash balances may exceed Federal Deposit Insurance Corporation insurance limits.

Fair Value of Financial Instruments

The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar instruments. None of the financial instruments are held for trading purposes. As of September 30, 2001 accounts receivable has been reported net of a $20,000 allowance for bad debts.

                           ValCom, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                September 30, 2001 and 2000 and December 31, 2000

Note 1 Summary of Significant Accounting Policies (cont'd)

Depreciation
For financial and reporting purposes, the Company follows the policy of providing depreciation and amortization on the straight-line and accelerated declining balance methods over the estimated useful lives of the assets, which are as follows:



Building                          39 years
Building Improvements             39 years
Office Furniture and Equipment    5 to 7 years
Production Equipment              5 years



Amortization of Prepaid Loan Costs
For financial reporting purposes, costs are amortized on the straight line method over the term of the related loan.

Income Taxes
The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires the use of the asset and liability method and recognizes deferred income taxes for the consequences of "temporary differences" by applying enacted statutory tax rate applicable to future years differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Related Party Transactions
From time to time, a shareholder of the Company advances money to the Company for operations. All amounts owed to the shareholder are non-interest bearing. In addition to advances, the Company accrued salaries payable to the shareholder. All amounts owed to the shareholder are payable on demand upon disposition of property held for sale to related party. The Company's financial statements reflect 1.2 million secured note receivable with interest due at 5%.

                           ValCom, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                September 30, 2001 and 2000 and December 31, 2000

Note 1 Summary of Significant Account Policies (cont'd)
Stock-Based Compensation
As provided for in SFAS #123, the Company elected to apply APBO #25 and related interpretations whereby the fair value of stock given is determined at the grant date and additional disclosures are provided in Note 7.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recover ability is based on an estimate of undisclosed future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Revenue Recognition
Revenues from licensing of television programming is recorded when the material is available for telecasting by the licensee and when certain other conditions are met. Rental revenue is recognized monthly pursuant to written contracts.

Note 2 Property and Equipment
Property and equipment consists of the following at:

September 30, December 31,
---------------------------
                                2001               2000         2000



Land                         $7,392,292             -0-     $7,392,292
Building                      4,028,785             -0-      4,028,785
Building Improvements         1,154,406             -0-      1,240,070
Production Equipment            699,286             -0-            -0-
Leasehold Improvements           50,164             -0-            -0-
Autos and Trucks                 89,087             -0-            -0-
Office Furniture and             73,243          75,000         39,500
equipment                  -------------    ------------    -----------
                             13,487,263          75,000     12,700,647

Less: Accumulated
depreciation                 (1,527,322)            -0-    ( 1,019,266)
                           -------------    ------------  -------------
Net Book Value             $ 11,959,941          75,000    $11,681,381
                           =============    ============  =============

NOTE 3 BUSINESS ACQUISITION

In March 2001, the company acquired 100% ownership of Half Day Video, Inc.
a California corporation, for 950,000 shares of ValCom, Inc. common stock. The net book value of Half Day Video, Inc. has been determined to be the fair market value of the common stock issued.

NOTE 4 PRODUCTION AGREEMENT
In March 2001, the Company entered into an agreement with Woody Fraser Productions, (WFP) to produce various television productions. Under the terms of the agreement the Company will advance WFP $500,000 per year to be used for various development costs. Additionally 25% of the net profits from any productions will be paid to WFP. In March 2001 the venture signed contracts to produce a television series of 13 episodes and a pilot for a cable TV Network.

                           VALCOM, INC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                September 30, 2001 and 2000 and December 31, 2000

NOTE 5 Notes Payable
The following is a summary of the Company's Notes Payable at year end.



                                          --------------        -------------
                                        2001         2000             2000
                                        ----         -----           ------
Promissory note payable to First
Fidelity Investment and Loan due
in monthly installments of
principal and interest of
$54,648 at 10.03% per annum. The
rate is variable dependent on the
6 month US T-Bill rate. The note
is secured by a Deed of Trust on
the Valencia Studio property. The
note matures December 2009.              5,927,508        -0-      $5,961,324
Convertible promissary note net of
discount of $336,000 See note 6
for further description.                   586,388        -0-             -0-
Promissory note payable to private lender
due with interest at 12% per annum and
was due July, 1999. The note is secured
by a Deed of Trust on  the Piedmont
property.                                      -0-  1,050,000      $1,050,000
Various other loans, 8.00%
-11.00% Interest                           256,243    131,181         181,181
                                        ------------ ------------ -------------
Total                                    6,770,139   1,181,181      7,192,505
Less Current Maturities                    133,405   1,181,181      1,289,586
                                        ------------ ------------ -----------
Notes Payable                          $ 6,636,734  $      -0-     $5,902,919
                                        ============ ============ ============

Maturities on the notes are as follows:

            2001                   $  133,405
            2002                      650,909
            2003                       71,277
            2004                       78,740
            2005                       86,986
            2006                       87,027
            Thereafter             $5,661,795
                                 -------------
                                   $6,770,139
                                 =============


The Company's average short-term weighted interest rate is 10% and 9% respectively for the periods presented.

                           VALCOM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                September 30, 2001 and 2000 and December 31, 2000

NOTE 6 CONVERTIBLE NOTE PAYABLE
On June 6, 2001 and September 7, 2001 the Company borrowed $750,000 and $250,000 from the Laurus Master Fund, LTD (LMF). The borrowing are evidenced by convertible promissory notes due June 7, 2003 and September 7, 2003. Interest at 8% per annum is payable quarterly. Any or all principal or interest is convertible into common stock of the Company at 80% of the average of the lowest closing prices during the preceding 60 days. Subsequent to September 30, 2001 $77,612 of the principal and interest was converted to 537,490 shares of common stock. The detachable warrant entitles LMF to purchase up to 72,737 shares of common stock of the company at the lesser $.548 per share or 120% of the average three lowest closing prices during the immediately preceding 10 trading days. A discount of $375,000 was recognized on the convertible features of this debt and the detachable warrants.

NOTE 7 Income Taxes
Deferred income tax assets and liabilities are summarized as follows at September 30, 2001:


Deferred tax assets attributable to
operating loss carry forwards                                  $4,800,000
Valuation allowance due to uncertainty
surrounding realization of operating
loss carry forwards                                          ($ 4,800,000)
                                                              ------------
Total deferred taxes                                          $         0
                                                              ============


The Company has available at September 30, 2001, unused operating loss carry forwards, which may be applied against future taxable income, that expire as follows:

Amount of Unused                     Expiration During
Operating Loss                           Year Ended
Carry Forwards                           December 31
---------------                       ----------------
 $   550,000                                2002
 $ 1,200,000                                2003
 $   300,000                                2004
 $   490,000                                2007
 $   340,000                                2008
 $   320,000                                2009
 $   650,000                                2010
 $ 1,050,000                                2011
 $   700,000                                2012
 $ 3,836,000                                2013
 $   289,000                                2014
 $ 1,892,000                                2015
 $ 2,126,000                                2016
-------------
 $13,743,000
-------------


NOTE 8 Commitments
In May 2000 the Company leased additional facilities adjacent to its location in Valencia. The lease has a term of five years. Initial monthly base rent is $29,000 with annual increases until 2004 when base rent will be $34,585. During fiscal 2001, the Company recognized $173,650 rent expense.

The Company has various employment agreements with certain officers, shareholders and key employees which expire beginning in 2002. These agreements provide for compensation aggregating $300,000 per annum.

NOTE 9 Net Loss Per Share
The Company's net loss per share was calculated using weighted average shares outstanding of 9,135,419, 13,770,878, 29,805,000 for the nine month periods ended September 2001 and 2000, and the year ended December 31, 2000 respectively. Although convertible preferred stock and convertible debt are a common stock equivalent, with a conversion rate of 5 shares of common stock for each share of preferred stock conversion has not been included in the calculation of earnings per share as it would be antidilutive.

NOTE 10 Stockholders' Equity

In January 2000, the Company issued 200,000 shares of its common stock for cash of $5,000 and financial marketing services with a fair value of $7,500.

In January 2000, Valencia Entertainment International, LLC distributed $2,000,000 to its partners. This amount was accounted for as a reduction of partners' capital.

                           ValCom, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                September 30, 2001 and 2000 and December 31, 2000

NOTE 10 Stockholders' Equity (cont'd)

In February 2000, the Company issued 400,000 shares of restricted stock for the origination of $25,000 on a $150,000 loan from two parties.

In June 2000, the Company issued 100,000 shares for $25,000 cash.

In June 2000, the Company issued 100,000 shares for $20,000 cash. These shares were sold to VEI and were therefore retired upon merger in October 2000.

In June 2000 the Company issued 400,000 shares of restricted stock for web site development fees valued at $50,000.

In July 2000 the Company issued 100,000 shares for purchase of an auto with fair value of $12,500.

In August 2000, the Company issued 30,000 shares of restricted stock as a loan origination fee valued at $3,350.

In August 2000, 110,000 shares of preferred stock were converted to 1,100,000 shares of common stock.

In October 2000, the Company split its common stock on a 2-for-1 basis changed par value of its preferred stock from $5.00 to $.001 per share and issued 75,709,965 post-split shares of common stock to the partners of Valencia Entertainment International, LLC. The consolidated financial statements have been retroactively restated for the split.

In November 2000, the Company issued 200,000 shares of restricted stock for legal services at fair value. A price guarantee of $0.50 accompanied the issuance.

In December 2000, the Company issued 6,000 shares of restricted stock to employees of the Company. These shares were valued at $0.50 per share.

In December 2000, the Company issued 500,000 shares of restricted stock as satisfaction of a debt of $250,000.

In December 2000, the Company issued 500,000 shares of restricted common stock for cash of $125,000.

In December 2000, the Company issued 1,000,000 shares of restricted common stock for management consulting and legal services with a fair value of $175,000.

In January 2001, the Company issued 500,000 shares of restricted common stock for management consulting services with a fair value of $87,500.

In February 2001, the Company issued 250,000 shares of restricted common stock for management consulting services with a fair value of $26,250.

In February 2001, the Company issued 950,000 shares of restricted common stock for the acquisition of 100% of the common stock of Half Day Video, Inc. with a net book value of $141,742.

In March 2001, the Company issued 400,000 shares of restricted stock for cash of $205,000.

In March 2001, the Company issued 331,664 shares of restricted stock as satisfaction of a debt of $150,000.

In March 2001, the Company issued 500,000 shares of restricted common stock for management consulting services with a fair value of $87,500.

In March 2001, the company issued 250,000 shares of restricted stock for prepaid development costs with a fair value of $43,500.

In April 2001, the Company issued 100,000 shares of restricted common stock for management consulting services with a fair value of $17,500.

In April 2001 5,000 shares of preferred stock were converted to 25,000 shares of common stock.

In July 2001, the Company's CEO surrendered 5,000,000 shares of restricted common stock in an effort to improve the share market value.

In August 2001, the Company issued 200,000 shares of restricted stock as a correction of shares issued upon merger.

================================================================================






                                250,000 SHARES OF

                                  COMMON STOCK






                                  VALCOM, INC.





                                -----------------

                                   PROSPECTUS

                                -----------------













                         THE DATE OF THIS PROSPECTUS IS



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officer

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC registration fee...............................................   $      500
Accountants' fees and expenses.....................................       25,000
Legal fees.........................................................       25,000
Transfer agent's and warrant agent's fees and expenses.............          500
                                                                  --------------

Total..............................................................   $   51,000


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Description                                                                  Date         Shares
-----------                                                                  ----         --------

Stock issued for cash and services       Richard Abbenante                    1/12/00      200,000
Stock issued for services                Douglas Scott                         2/7/00      266,666
Stock issued for services                Douglas Scott                        2/10/00      133,334
Stock issued for services                Lisa Williams                         6/7/00        30,000
Stock issued for fixed asset             Vince Vellardita                      6/7/00      100,000

                                      II-1

Stock issued for services                                                     6/15/00      400,000
Stock issued for cash                    Papes Capital Services               6/15/00      200,000
Preferred shares converted               Martin Nickelsen                     7/15/00      100,000
Preferred shares converted               Ron Foster                           7/15/00      900,000
Preferred shares converted               The Peter Pappas Trust               7/21/00      100,000
Stock issued for services                                                    11/30/00      200,000
Stock issued for cash                    Jeff Gleckman                       12/15/00      500,000
Stock issued for services                Beth Grover                         12/18/00          250
Stock issued for services                Melissa Wohl                        12/18/00          250
Stock issued for services                Jesus Martinez                      12/18/00          500
Stock issued for services                Rigoberto Bahena                    12/18/00          500
Stock issued for services                Lal Rati                            12/18/00          500
Stock issued for services                Charlotte Larsen                    12/18/00          500
Stock issued for services                Tracy Sciarrino                     12/18/00          500
Stock issued for services                Earl Kuester                        12/18/00          500
Stock issued for services                Linda Layton                        12/18/00          500
Stock issued for services                Adam Kliarsky                       12/18/00          500
Stock issued for services                Jeff Huntley                        12/18/00          500
Stock issued for services                Steve Weber                         12/18/00          500
Stock issued for services                James Warnock                       12/18/00          500
Stock issued for debt cancellation       The Peter Pappas Trust              12/19/00      500,000
Stock issued for services                Todd Moore                           1/26/01      250,000
Shares issued for Half Day purchase      Clay Harrison                        2/27/01      950,000
Shares issued to VEI upon merger         Vince Vellardita                     3/16/01   18,077,491
Shares issued to VEI upon merger         Kristen Gleckman                     3/16/01       50,000
Shares issued to VEI upon merger         Steve Weber                          3/16/01      500,000
Shares issued to VEI upon merger         Jo-Ann Srebnik                       3/16/01      100,000
Shares issued to VEI upon merger         E-Blaster International Ltd.         3/16/01   30,000,000
Shares issued to VEI upon merger         Random Technology Ltd.               3/16/01    5,678,247
Shares issued to VEI upon merger         Great Asian Holdings Pte. Ltd.       3/16/01   21,104,227
Stock issued for debt cancellation       The Scott Family Trust               3/27/01      110,548
Stock issued for debt cancellation       Douglas Scott                        3/27/01      221,116
Stock issued for cash                    Raj Mitta                            3/29/01      100,000
Stock issued for cash                    Samin Tan                            3/29/01       90,000
Stock issued for cash                    Manoj Kumar Samtani                  3/29/01       50,000
Stock issued for cash                    Nalin Rathod                         3/29/01       50,000
Stock issued for cash                    Bismarka Kurniawan                   3/29/01       10,000
Stock issued for cash                    Arie K. Kresnadi                     3/29/01       28,000
Stock issued for cash                    T. R. Seetharaman                    3/29/01       10,000
Stock issued for cash                    Sanjeev Gupta                        3/29/01       30,000
Stock issued for cash                    Vino Nasution                        3/29/01       10,000
Stock issued for cash                    Juliandus Tobing                     3/29/01       10,000
Stock issued for cash                    Harlin Rahardjo                      3/29/01       22,000
Stock issued for services                Shirley C. Nathan                    3/30/01      100,000
Stock issued for investment              Woody Fraser                         3/30/01      250,000

                                      II-2

Stock issued for services                Tood Moore                           3/30/01      100,000
Stock issued for services                Barry Ross                           3/30/01       50,000
Stock issued for services                Mikalla Lida                         4/27/01      100,000
Cancel stock exchange for preferred      Vince Vellardita                     8/11/01   (5,000,000)
Stock issued to correct error            Vince Vellardita                     8/20/01      200,000
Stock issued for employee bonus          Employee                            12/10/01       87,500
Stock issued for Laurus Settlement       Laurus Master Fund, Ltd.             5/24/02      250,000





Except as otherwise disclosed, each of the foregoing issuances of securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27.   EXHIBITS

EXHIBIT
NUMBER                                       DESCRIPTION

 2.1      Memorandum of Agreement for the acquisition of Half Day Video, Inc. (1)
 2.2      Merger Agreement (2)
 3.1      Articles of Incorporation of the Company(2)
 3.2      Bylaws of the Company(3)
 5.1      Opinion of Sichenzia Ross Friedman Ference LLP
10.1      Joint Venture Agreement with Woody Fraser (2)
16.1      Letter on Change in Certifying Accountant(4)
16.2      Letter on Change in Certifying Accountant (5)
21.1      List of Subsidiaries
23.1      Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2      Consent of accountants


(1)      Incorporated by referenced to the Form 8-K filed by ValCom on April 6, 2001
(2)      Incorporated by referenced to the Form 10SB File # 000-28416
(3)      Incorporated by referenced to the Form 10KSB File # 000-28416
(4)      Incorporated by referenced to the Form 8-K filed by ValCom on March 29, 2000
(5)      Incorporated by referenced to the Form 8-K filed by ValCom on May 10, 2002

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

     (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valencia, California on June 7, 2002.

VALCOM, INC.

By:  /s/ Vince Vellardita
         Vince Vellardita, President and Chief Executive Officer


            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

              SIGNATURE                                   CAPACITY                        DATE
              ---------                                   ---------                       ----


/s/ Vince Vellardita                  President, Chief Executive Officer and Chairman     June 7, 2002
Vince Vellardita



/s/ Steve Weber                       Director                                            June 7, 2002
Steve Weber


/s/ Ronald Foster                     Vice President, Secretary & Director                June 7, 2002
Ronald Foster


/s/ David Weiner                      Director                                            June 7, 2002
David Weiner
